Exhibit 10.9

2701 E. Grauwyler Road Irving, TX 75061 972-821-4000

July 8, 2010

Mark Trivette

Dear Mark:

We are pleased to offer you employment with BancTec as Vice President and Controller.  This offer is contingent upon receiving favorable results from your background investigation and your drug test.  Upon receipt of positive results of the background investigation and drug test, you will be notified of a start date.  Our projected start date is August 1, 2010.  This is an exempt position.

Your annual salary will be $225,000 paid on a bi-weekly basis.  You will be eligible to participate in the annual Executive Incentive Plan (the “Bonus Plan”) at a target level up to 50% of Base Salary, subject to applicable withholding, depending on the Company’s performance against the financial and other objectives set forth in the Bonus Plan.  All terms and conditions of the Bonus Plan shall apply.

Subject to Board of Directors’ approval, you will be granted 30,000 restricted stock awards in one or more of BancTec’s Equity Incentive Plans.  Vesting criteria will be set by the Compensation Committee of the Board of Directors.

You will be eligible to participate in the standard employee benefit plans including 401(k), life insurance, medical, dental, vision, accident, and disability.  In addition to the nine (9) paid holidays plus a Diversity Day that BancTec offers annually, you are eligible for an enhanced vacation benefit of four (4) weeks per year.

If you are separated by BancTec without Cause (as defined below), other than by reason of death or permanent disability as defined under BancTec’s applicable disability insurance policy, or you resign for Good Reason (as defined below), you shall be entitled to receive an enhanced severance payment, contingent upon signing a full release of all claims against BancTec, its officers, directors and employees, in a form acceptable to BancTec, in an amount equal to (i) 365 calendar days of base salary to be paid in accordance with BancTec’s severance policy, and (ii) in the event you elect to participate in BancTec’s benefit plans through COBRA, BancTec will reimburse you for 100% of your COBRA premiums for the first 365 calendar days after your separation; provided, however, that this right shall terminate upon your employment by a company offering welfare benefits, whether or not you elect to receive such benefits.

For purposes of this letter, “Cause” shall mean:

•                  a material breach of, or the failure or refusal by you to perform and discharge duties or obligations you have agreed to perform or assume under this letter (other than by reason of permanent disability or death);

•                  your failure to follow a lawful directive of BancTec (or to take action that is reasonably calculated to lead to following such a directive) that is within the scope of your duties for a period of ten (10) business days after notice from BancTec specifying the performance required;

•                  any material violation by you of a policy contained in the Code of Conduct of BancTec or other policy document;

•                  any act reasonably calculated to cause injury to BancTec, including, but not limited to, damage to its reputation or standing in its industry;

•                  indictment for a felony involving deceit, dishonesty, or fraud (“indictment” for these purposes means an indictment, probable cause hearing, or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); or

•                  conviction of, or plea of guilty or nolo contendere to, any crime that constitutes a felony or any crime involving moral turpitude.

You shall not be eligible for any severance benefits if terminated for Cause and other than those obligations required by law, BancTec will not have any further financial obligation to you.

For purposes of this letter, “Good Reason” means, without your express written consent:

•                 a reduction in your base salary, a material reduction in your eligibility to participate in Company benefits or an exclusion from participation in the applicable Company bonus program (currently, the Bonus Plan);

•                 any material reduction in your duties or responsibilities;

•                 requiring you to relocate your principal office space more than 50 miles from the location at the start of your employment; or

•                 any other action or combination of actions that constitute a constructive termination under applicable law;

provided, that a termination by you with Good Reason shall be effective only if you deliver to the Company a notice of termination for Good Reason within ninety (90) days after you first learn of the existence of the circumstances giving rise to Good Reason setting forth the basis of such Good Reason termination and within thirty (30) days following delivery of such notice of termination for Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason to your reasonable satisfaction.

If your employment is terminated by BancTec without Cause (other than by reason of death or permanent disability) or if you resign from BancTec for Good Reason, (i) at the request of any third party participation in or causing a Change of Control (as defined in BancTec’s 2009 Equity Incentive Plan) or (ii) within one (1) year following a Change of Control, contingent upon signing a full release of all claims against BancTec, its officers, directors and employees, in a form acceptable to BancTec, you shall be entitled to receive:

•                  a pro rata portion of the bonus under the Bonus Plan you would have received if you remained an employee of BancTec through the end of the applicable calendar year, in a lump sum payment to be paid no later than six (6) months following the end of the calendar year to which such bonuses relate (the “Pro Rata Bonus”); and

•                  one year of base salary; and

•                  subject to the approval of the Compensation Committee of the BancTec Board of Directors, notwithstanding anything to the contrary contained in the applicable equity plan and award agreements, if a Change of Control occurs, all equity awards granted to you and in force as of the time of the Change of Control shall vest and (for option grants) become immediately exercisable immediately prior to the occurrence of the Change of Control, and (for option grants) shall be exercisable until the earlier to occur of (i) the end of the award term as set forth in the applicable award agreement(s) or (ii) ninety (90) days after the termination date of your employment, after which all such awards shall expire and be of no further force or effect.  The vesting and exercisability provided for in the previous sentence shall be subject to all provisions relating to post-employment exercises set forth in the applicable equity plan and award agreement(s).

Please note that if you accept this offer, you have up to thirty (30) days from your first day of employment to enroll in BancTec’s health, dental, additional life, additional AD&D and/or other related benefit plans.

If you do not sign up for BancTec’s benefit plans within the first thirty (30) days of employment, you will not have another opportunity to do so until the company’s next official annual enrollment period unless you have a qualified “change in status.”  The benefits plans you choose during this initial enrollment period will go into effect on the 31st calendar day after your date of hire.

We look forward to your joining our company as we feel you will make a tremendous contribution to our team.  Please indicate your acceptance by signing and returning this letter to Brenda Gossett, your Human Resources Representative, within five (5) working days or this offer will be void.  Please return your Post Employment form with this letter.  Please return your W-4 withholdings and I-9 form along with the required documents by your first day of employment.  Our fax number is (972) 821-4877.  If you have any questions, please contact Brenda at (972) 821-4780.

Be advised that this is not an employment contract.  Your employment is not for any specific time and may be terminated at will, with or without cause, and without prior notice by the Company or you may resign for any reason at any time.

Sincerely,

/s/ Jeffrey D. Cushman

Jeffrey D. Cushman
Chief Financial Officer

	Acceptance:	/s/ Mark Trivette	7/20/10

Start Date: August 9th 2010